Exhibit 99.1

Span-America Reports Fourth Quarter and Fiscal 2009 Results

GREENVILLE, S.C.--(BUSINESS WIRE)--November 5, 2009--Span-America Medical Systems, Inc. (NASDAQ:SPAN) today reported its results for the fourth quarter and fiscal year ended October 3, 2009. The company reported fourth quarter 2009 sales of $14.8 million and net income of $1.6 million, or $0.57 per diluted share. Sales for fiscal year 2009 were $55.9 million, and net income was $4.7 million, or $1.67 per diluted share.

“Span-America reported a 25% increase in fourth quarter net income even though sales decreased 1% from the prior year’s fourth quarter,” stated Jim Ferguson, president and CEO of Span-America Medical Systems. “Our growth in fourth quarter earnings came from improved manufacturing efficiencies and a lower tax rate compared with last year. We have invested significant resources in developing new products, streamlining our manufacturing processes and improving our information technology. As a result, we expect Span-America to benefit as the economy improves.”

Fourth Quarter Results

Sales for the fourth quarter of fiscal 2009 declined 1% to $14.8 million compared with $15.0 million in the same quarter last year. The slight fourth quarter sales decline was due to lower medical segment sales that were down 10% to $9.5 million, offset partially by a 20% increase in custom products sales to $5.2 million compared with the fourth quarter of fiscal 2008.

The majority of the decline in medical sales was related to last year’s expiration of a private-label supply contract with a large customer that accounted for $1.2 million of therapeutic support surfaces sales in the fourth quarter of fiscal 2008. As a result, total therapeutic support surfaces sales declined 20% in the fourth quarter to $6.2 million compared with $7.8 million in the same quarter last year. Therapeutic support surfaces made up 66% of total medical sales in the fourth quarter this year, down from 73% in the fourth quarter last year.

“Sales of therapeutic support surfaces have been dampened over the past year due to reduced capital spending by many of our customers,” continued Mr. Ferguson. “We expect these sales to pick up as the economy improves due to our strong product line. In addition, we remain focused on developing new medical products that broaden our market share. For example, our recently introduced Risk Manager™ bedside safety mat has experienced early sales success and is expected to be a solid contributor to our future medical segment sales.”

Sales results for other medical products were largely positive in the fourth quarter of 2009. Medical overlay sales rose by 16% due to increased demand from our customers in the acute care market. Patient positioner sales declined 4%, and Selan skin care sales and seating products grew by 3%. Sales of the Risk Manager bedside safety mat climbed to $342,000, a 22% increase from sales in the third quarter of fiscal 2009.

Custom products segment sales increased 20% to $5.2 million compared with $4.3 million in the fourth quarter of last year. The increase was the result of 38% growth in consumer sales to $4.7 million, offset partially by a 40% decrease in industrial product line sales to $576,000 compared with the fourth quarter of fiscal 2008.

Consumer sales increased on higher volumes of mattress pads sold to new and existing customers through our marketing partner, Louisville Bedding Company. We benefited from back-to-school promotions, higher demand from Wal-Mart and the addition of three new customers in the fourth quarter.

“We are encouraged by the strong overall performance of our consumer business in the fourth quarter,” stated Mr. Ferguson. “This segment is highly complementary to many of our medical products due to the use of similar equipment, raw materials and manufacturing techniques. We have an excellent product line that is priced competitively, and we expect continued consumer sales growth as the economy improves.

“Our industrial product sales have been more impacted by the weak economy since our largest customers serve the water sports, automotive and packaging markets that have been adversely affected by the recession. We have comparatively low fixed costs associated with our industrial product lines, so we believe we are in a good position to wait out this period of weak demand and benefit from higher sales volume as business conditions improve.”

Operating income for the fourth quarter of fiscal 2009 increased 10% to $2.2 million compared with $2.0 million in the fourth quarter last year. The increase in operating profit was the result of lower manufacturing costs driven by lean manufacturing efforts. We continue to achieve significant benefits from improving our production processes, including lower scrap rates, better raw material usage, reduced labor costs and improved manufacturing throughput. These manufacturing efficiency improvements were the key contributors to our fourth quarter earnings performance.

Net income for the fourth quarter increased 25% to $1.6 million, or $0.57 per diluted share, compared with $1.3 million, or $0.45 per diluted share, in the fourth quarter of fiscal 2008. Net income for the quarter grew at a faster rate than operating income because of a lower fourth quarter tax rate related to tax refunds received and an increase in non-operating income attributable to higher investment earnings, a gain on an asset sale and the elimination of interest expense.

Fiscal Year Results

Fiscal 2009 net sales were $55.9 million, down 6% compared with $59.3 million in fiscal 2008. The decrease in sales was due to lower volume in the medical segment primarily related to the expiration of a private-label supply contract with a large customer that accounted for $7.0 million in fiscal 2008 sales compared with $2.0 million in fiscal 2009 sales.

Medical segment sales totaled $37.8 million in fiscal 2009 and were down 11% compared with sales of $42.5 million in fiscal 2008. The entire medical sales decline in fiscal 2009 occurred in our lines of therapeutic support surfaces, which were down 20% to $25.5 million compared with $31.8 million in fiscal 2008. Most of the decline in therapeutic support surface sales came from our PressureGuard® CFT® product line, which included the private-label products covered under the expired contract.

Performance in our other medical product lines included a 7% increase in sales of mattress overlays and patient positioners, a 4% decline in sales of Selan skin care products, and a 10% increase in sales of seating products. Sales of the Risk Manager bedside safety mat were $801,000 in fiscal 2009.

“The Risk Manager bedside safety mat is one of our fastest growing new products ever,” said Mr. Ferguson. “It came out of our new product development team, is targeted to meet our customers’ needs and highlights the innovation and product extension opportunities we have within our medical business.”

Sales in the custom products segment rose 7% in fiscal 2009 to $18.1 million compared with $16.8 million in fiscal 2008 due to higher sales of consumer bedding products. Consumer sales were up 17% in fiscal 2009 to $15.3 million compared with $13.0 million in fiscal 2008. The consumer sales growth came from higher volumes with existing customers and the addition of several new customers during the year. Sales of industrial products declined by 26% during the year to $2.8 million compared with $3.8 million in fiscal 2008. The weakness in industrial sales was directly related to lower demand for our products among our customers in the water sports, automotive and packaging markets.

Net income for fiscal 2009 was $4.7 million, or $1.67 per diluted share, down 4% from $4.9 million, or $1.70 per diluted share, in fiscal 2008. The decrease in net income was caused by lower sales volume and a slight increase in SG&A expenses, partially offset by lower manufacturing costs and higher non-operating income.

Outlook for Fiscal 2010

“We remain positive about Span-America’s continued growth based on our attractive medical product lines and the ability to leverage our manufacturing capabilities with our custom products segment,” continued Mr. Ferguson. “Our financial position remains strong with excellent cash flow that we are investing in research and development projects to add new products and expand the markets for existing ones. We also invested significant resources in improving our manufacturing yields during fiscal 2009 that will benefit future earnings. We believe we are in excellent position to build sales and earnings as the economy improves.

“We expect sales of our medical products to be steady early in fiscal 2010 with good potential for growth later in the fiscal year if demand for capital goods improves. Sales of our medical consumables should remain more solid throughout the new fiscal year. Our consumer business has excellent prospects but is more volatile due to seasonal promotions and the potential for quick program changes by customers. We expect our industrial product sales to remain weak until we experience sustained growth in the economy that will spur sales to our customers serving the automotive, water sports and packaging markets,” concluded Mr. Ferguson.

About Span-America Medical Systems, Inc.

Span-America manufactures and markets a comprehensive selection of pressure management products for the medical market, including Geo-Matt®, PressureGuard®, Geo-Mattress®, Span+Aids®, Isch-Dish®, and Selan® products. The company also supplies custom foam and packaging products to the consumer and industrial markets. Span-America’s stock is traded on The NASDAQ Global Market under the symbol “SPAN.” For more information, visit www.spanamerica.com.

Forward-Looking Statements

We have made forward-looking statements in this release regarding our expectations for future sales and earnings performance. We wish to caution the reader that these statements are only predictions. Actual events or results may differ materially as a result of risks and uncertainties facing the company, including: (a) the loss of a key customer or distributor for our products, (b) the inability to achieve anticipated sales volumes of medical or custom products, (c) the potential for volatile pricing conditions in the market for polyurethane foam, (d) raw material cost increases, (e) the potential for lost sales due to competition from low-cost foreign imports, (f) changes in relationships with large customers, (g) the impact of competitive products and pricing, (h) government reimbursement changes in the medical market, (i) FDA regulation of medical device manufacturing, and (j) other risks referenced from time to time in our Securities and Exchange Commission filings. We disclaim any obligation to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise. We are not responsible for changes made to this document by wire services or Internet services.

SPAN-AMERICA MEDICAL SYSTEMS, INC.
Statements of Income (Unaudited)

	3 Months Ended			12 Months Ended
	Oct. 3,	Sept. 27,		Oct. 3,	Sept. 27,
	2009	2008	% Chg	2009	2008	% Chg

Net sales	$14,771,180	$14,978,765	-1%	$55,867,104	$59,265,265	-6%
Cost of goods sold	9,031,189	9,730,017	-7%	35,658,795	38,869,911	-8%
Gross profit	5,739,991	5,248,748	9%	20,208,309	20,395,354	-1%
	38.9%	35.0%		36.2%	34.4%

Selling and marketing expenses	2,440,939	2,379,664	3%	9,038,123	8,988,657	1%
Research and development expenses	258,507	153,878	68%	866,179	657,369	32%
General and administrative expenses	864,669	740,373	17%	3,436,114	3,230,854	6%
	3,564,115	3,273,915	9%	13,340,416	12,876,880	4%

Operating income	2,175,876	1,974,833	10%	6,867,893	7,518,474	-9%
	14.7%	13.2%		12.3%	12.7%

Non-operating income (expense):
Investment income and other	21,313	1,631	1207%	28,934	50,755	-43%
Interest (expense)	-	(11,741)	-100%	(4,174)	(108,465)	-96%
Net non-operating income (expense)	21,313	(10,110)	311%	24,760	(57,710)	143%

Income from continuing operations before income taxes	2,197,189	1,964,723	12%	6,892,653	7,460,764	-8%
Income taxes on continuing operations	592,000	674,000	-12%	2,188,000	2,542,000	-14%
Income from continuing operations	1,605,189	1,290,723	24%	4,704,653	4,918,764	-4%
	10.9%	8.6%		8.4%	8.3%

(Loss) from discontinued operations, net of income taxes	-	(2,212)	100%	(20,622)	(49,915)	59%

Net income	$1,605,189	$1,288,511	25%	$4,684,031	$4,868,849	-4%

Income from continuing operations per common share:
Basic	$0.59	$0.47	26%	$1.72	$1.77	-3%
Diluted	0.57	0.45	26%	1.68	1.71	-2%

(Loss) from discontinued operations per common share:
Basic	$-	$(0.00)	100%	$(0.01)	$(0.02)	58%
Diluted	-	n/a		n/a	n/a

Net income per common share:
Basic	$0.59	$0.47	27%	$1.72	$1.76	-2%
Diluted	0.57	0.45	27%	1.67	1.70	-2%

Dividends per common share	$0.09	$0.09	0%	$0.36	$0.34	6%

Weighted average shares outstanding:
Basic	2,719,180	2,762,129	-2%	2,730,426	2,771,754	-1%
Diluted	2,807,418	2,851,797	-2%	2,803,625	2,868,494	-2%

Supplemental data:
Depreciation expense included in continuing operations	$198,538	$167,632	18%	$764,194	$656,075	16%
Amortization expense included in continuing operations	23,100	19,305	20%	85,801	73,282	17%

SPAN-AMERICA MEDICAL SYSTEMS, INC.
Balance Sheets

	Oct. 3,	Sept. 27,
	2009	2008
	(Unaudited)	(Note)

Assets
Current assets:
Cash and cash equivalents	$1,263,944	$833,714
Securities available for sale	3,703,839	-
Accounts receivable, net of allowances	6,305,430	7,771,366
Inventories	3,909,318	3,990,999
Deferred income taxes	997,000	683,000
Prepaid expenses	101,835	51,964
Total current assets	16,281,366	13,331,043

Property and equipment, net	6,158,977	6,569,091
Goodwill	1,924,131	1,924,131
Other assets	2,470,077	2,288,589
	$26,834,551	$24,112,854

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$1,679,822	$2,528,934
Accrued and sundry liabilities	3,743,968	2,753,771
Total current liabilities	5,423,790	5,282,705

Long-term debt	-	700,000
Deferred income taxes	129,000	45,000
Deferred compensation	708,421	752,684
Total long-term liabilities	837,421	1,497,684

Total liabilities	6,261,211	6,780,389

Shareholders' equity
Common stock, no par value, 20,000,000 shares authorized; issued and outstanding shares 2,712,310 (Oct. 3, 2009) and 2,759,077 (Sept. 27, 2008)	792,466	1,308,847
Additional paid-in capital	619,460	563,304
Retained earnings	19,161,414	15,460,314
Total shareholders' equity	20,573,340	17,332,465

	$26,834,551	$24,112,854

Note: The Balance Sheet at September 27, 2008 has been derived from the audited financial statements at that date.

CONTACT:
Span-America Medical Systems, Inc.
Jim Ferguson
President and Chief Executive Officer
864-288-8877, ext. 6912